EXHIBIT a(1)(v)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SERIES B SHARES INCLUDING SERIES B SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES

OF

BANCO SANTANDER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER MÉXICO

AT

PS.26.50 PER SERIES B SHARE

AND

THE U.S. DOLLAR EQUIVALENT OF PS.132.50 PER AMERICAN DEPOSITARY SHARE

BY

BANCO SANTANDER, S.A.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 7, 2021, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

November 3, 2021

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Securities Intermediaries:

We have been engaged by Banco Santander, S.A., a company organized under the laws of the Kingdom of Spain (“Purchaser”) to act as Information Agent (the “Information Agent”) in connection with the offer to purchase (the “Offer”) the issued and outstanding Series B shares, par value Ps.3.780782962 (the “Series B Shares”) of Banco Santander México, S.A., Institución de Banca Múltiple, Grupo Financiero Santander México, a company organized under the laws of the United Mexican States (the “Company”), and the American Depositary Shares (each of which represents five Series B Shares) of the Company (the “ADSs,” and together with the Series B Shares, the “Shares”) from all holders in each case other than any Series B Shares or ADSs owned directly or indirectly by Purchaser, for Ps.26.50 in cash per Series B Share, or the U.S. dollar equivalent of Ps.132.50 in cash per ADS (the “Offer Price”), without interest, upon the terms, and subject to the conditions, set forth in the Offer to Purchase, dated November 3, 2021 (the “Offer to Purchase”) and in the related ADS Letter of Transmittal.

All capitalized terms not otherwise defined herein are defined in the Offer to Purchase.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 7, 2021, UNLESS THE OFFER IS EXTENDED.

Please furnish copies of the following enclosed materials to those of your clients for whose accounts you hold ADSs in your name or in the name of your securities intermediary:

1.	the Offer to Purchase, dated as of November 3, 2021;

2.	a printed form of letter to clients for whose accounts you hold ADSs registered in your name or in the name of your securities intermediary, with space provided for obtaining such clients’ instructions with regard to the Offer;

3.	the ADS Letter of Transmittal, for information purposes; and

4.	a Notice of Guaranteed Delivery, to be used by your clients to accept the Offer if the procedures set forth in the Offer to Purchase to tender ADSs cannot be completed prior to 5:00 p.m., New York City time, on the Expiration Date.

Your attention is directed to the following:

1.	The Offer commenced on November 3, 2021 and will expire at 5:00 p.m., New York City time, on December 7, 2021, unless extended.

2.	The Offer is subject to the satisfaction or waiver of the conditions described in The U.S. Offer - Section 11 - “Conditions to the U.S. Offer” of the Offer to Purchase.

3.	Purchaser will not pay any brokerage fees or commissions to any broker or dealer or to any other person (other than to the Information Agent and the Tender Agent) in connection with the solicitation of tenders of ADSs or Series B Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other securities intermediaries will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

4.	If required by U.S. federal income tax laws, Citibank, N.A. (the “Tender Agent”) generally will be required to backup withhold at the applicable backup withholding rate from any payments made to certain U.S. holders of ADSs pursuant to the Offer.

5.	To validly tender ADSs, send the ADS Letter of Transmittal properly completed and duly executed bearing an original signature (with any required signature guarantees), and all other required documents (including American Depositary Receipts evidencing tendered ADSs, if applicable), to the Tender Agent at one of its addresses set forth at the end of the Offer to Purchase as soon as possible and in any event before 5:00 p.m., New York City time, on the Expiration Date, unless the Offer is extended.

a.	In order for a book-entry transfer of ADSs held through a broker or other securities intermediary to constitute a valid tender of ADSs in the Offer, the ADSs must be tendered by the holder’s securities intermediary before 5:00 p.m., New York City time, on the Expiration Date. Further, before 5:00 p.m., New York City time, on the Expiration Date, the Tender Agent must receive (i) a confirmation of a book-entry transfer of the tendered ADSs into the Tender Agent’s account at The Depository Trust Company and (ii) an Agent’s Message (as described in the Offer to Purchase) before 5:00 p.m., New York City time, on the Expiration Date.

b.	Holders of ADSs that cannot deliver such ADSs and all other required documents to the Tender Agent before 5:00 p.m., New York City time, on the Expiration Date may nevertheless tender such ADSs by executing a Notice of Guaranteed Delivery and following the guaranteed delivery procedures described in the Offer to Purchase.

6.	Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the Offer or any delay in making payment for the ADSs.

9.	A holder of ADSs tendering ADSs in the Offer will not bear any cancellation fees payable to the Depositary.

11.	As of the date of the Offer to Purchase, the Company’s board of directors has not made any recommendation to its shareholders in connection with the Offer.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL DESIGNATE YOU, THE INFORMATION AGENT, THE TENDER AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Questions or requests for assistance or additional copies of the Offer to Purchase, the Share Letter of Transmittal, the ADS Letter of Transmittal and any other documents may be directed to the Information Agent at its address and telephone number set forth below.

Morrow Sodali LLC

509 Madison Avenue

New York, NY 10022

or

Call Toll-Free (800) 662-5200
Email: opasantander@investor.morrowsodali.com

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